Exhibit 99.1

Soligenix Expands Pipeline with Acquisition of

Phase 3-Ready Oncology Clinical Program

Newly Acquired SGX301 Orphan Drug Candidate Being Evaluated

for Treatment of Cutaneous T-Cell Lymphoma

Princeton, NJ – September 5, 2014 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense, announced today the acquisition of a novel orphan drug candidate, known as SGX301 (synthetic hypericin). SGX301 is poised to enter pivotal Phase 3 clinical testing for the treatment of cutaneous T-cell lymphoma (CTCL) and is highly synergistic with the company’s existing development pipeline. As part of the acquisition, Soligenix acquired all rights for synthetic hypericin, including intellectual property, and preclinical and clinical data.

SGX301 is a novel, first-in-class, photodynamic therapy utilizing safe visible light for activation. The active ingredient, synthetic hypericin, is a potent photosensitizer which is topically applied to skin lesions and activated by fluorescent light. This treatment approach avoids the risk of secondary malignancies (including melanoma) inherent with the frequently employed DNA-damaging chemotherapeutic drugs and other photodynamic therapies that are dependent on ultraviolet A (UVA) exposure. Topical hypericin has demonstrated safety in a Phase 1 clinical study in healthy volunteers. In a Phase 2, placebo-controlled, clinical study in CTCL patients, the drug was safe and well tolerated, with 58.3% of the CTCL patients responding to topical hypericin treatment compared to only 8.3% receiving placebo (p ≤ 0.04). These clinical data fully support advancing this therapy to a pivotal Phase 3 clinical trial in CTCL. The Phase 3 clinical protocol of SGX301 for the treatment of CTCL is currently in final review with the US Food and Drug Administration (FDA).

SGX301 has received orphan drug designation by the FDA for the treatment of CTCL, which provides for 7 years of market exclusivity upon approval in the US. SGX301 is being developed pursuant to discoveries made at New York University Medical Center together with the Yeda Research and Development Company, Ltd., which is the commercial arm of the Weizmann Institute of Science in Rehovot, Israel.

In addition to SGX301, the acquired technology package includes preclinical and clinical data supporting other potential indications for hypericin photodynamic therapy, such as psoriasis. Psoriasis is an autoimmune inflammatory disease that is similarly characterized by cutaneous accumulation of T-cell lymphocytes but without cancerous transformation. It is a common disease that affects over 7 million adults in the US. Photodynamic therapy is a frequently employed initial therapy for psoriasis, despite the need for ultraviolet light exposure and its attendant risk of melanoma and non-melanoma skin cancer. The Phase 2 clinical study has shown that hypericin and visible light phototherapy is also effective in treating these lesions.

“We are very excited by the acquisition of this late-stage technology which has the potential to be the first photodynamic therapy approved for CTCL,” stated Christopher J Schaber, PhD, President & Chief Executive Officer of Soligenix. “With SGX301 we will be able to leverage our clinical development expertise in cancer and cancer supportive care. We also anticipate the potential for a number of federal funding opportunities for SGX301 in this orphan disease, as well as for expansion into other indications of unmet medical need.”

About CTCL

Cutaneous T-cell lymphoma (CTCL) is a class of non-Hodgkin's lymphoma (NHL), a type of cancer of the white blood cells that are an integral part of the immune system. Unlike most NHLs which generally involve B-cell lymphocytes (involved in producing antibodies), CTCL is caused by an expansion of malignant T-cell lymphocytes (involved in cell-mediated immunity) normally programmed to migrate to the skin. These skin-trafficking malignant T-cells migrate to the skin, causing various lesions to appear that may change shape as the disease progresses, typically beginning as a rash and eventually forming plaques and tumors. Mycosis fungoides (MF) is the most common form of CTCL. It generally presents with skin involvement only, manifested as scaly, erythematous patches. Advanced disease with diffuse lymph node and visceral organ involvement is usually associated with a poorer response rate to standard therapies. A relatively uncommon sub-group of CTCL patients present with extensive skin involvement and circulating malignant cerebriform T-cells, referred to as Sézary syndrome. These patients have substantially graver prognoses than those with MF.

With CTCL mortality is related to stage of disease, with median survival generally ranging from about 12 years in the early stages to only 2.5 years when the disease has advanced. There is currently no cure for CTCL. Treatment of early-stage disease generally involves skin-directed therapies. Most MF treatments are not approved by the FDA. One of the most common unapproved therapies used for early-stage disease is oral 5 or 8-methoxypsoralen (Psoralen) given with ultraviolet A (UVA) light, referred to as PUVA. Although having demonstrated a level of efficacy, psoralen is a mutagenic chemical that interferes with DNA causing mutations and other malignancies. Moreover, UVA is a carcinogenic light source that when combined with the psoralen, results in serious adverse effects including secondary skin cancers; therefore, the FDA requires a Black Box warning for PUVA.

CTCL constitutes a rare group of NHLs, occurring in about 4% of the approximate 500,000 individuals living with the disease. It is estimated, based upon review of historic published studies and reports and an interpolation of data on the incidence of CTCL, that it affects over 20,000 individuals in the US, with approximately 2,800 new cases seen annually.

2

About SGX301

SGX301 is a novel first-in-class photodynamic therapy utilizing safe visible light for activation. The active ingredient in SGX301 is synthetic hypericin, a potent photosensitizer which is topically applied to skin lesions and then activated by fluorescent light 16 to 24 hours later. Hypericin is also found in several species of Hypericum plants, although the drug used in SGX301 is chemically synthesized by a proprietary manufacturing process and not extracted from plants. Importantly, hypericin is optimally activated with visible light thereby avoiding the negative consequences of ultraviolet light.

Combined with photoactivation, hypericin has demonstrated significant anti-proliferative effects on activated normal human lymphoid cells and inhibited growth of malignant T-cells isolated from CTCL patients. In both settings, it appears that the mode of action is an induction of cell death in a concentration as well as a light dose-dependent fashion. These effects appear to result, in part, from the generation of singlet oxygen during photoactivation of hypericin.

Hypericin is one of the most efficient known generators of singlet oxygen, the key intermediate for phototherapy. The generation of singlet oxygen induces necrosis and apoptosis in adjacent cells. The use of topical hypericin coupled with directed visible light results in generation of singlet oxygen only at the required site. The use of visible light (as opposed to cancer-causing ultraviolet light) is a major advance in photodynamic therapy. In a published Phase 2 clinical study in CTCL, patients experienced a significant response with topical hypericin treatment as compared to placebo: 58.3% compared to 8.3% (p ≤ 0.04), respectively.

SGX301 has received orphan drug designation from the US FDA. The US Orphan Drug Act is intended to assist and encourage companies to develop safe and effective therapies for the treatment of rare diseases and disorders. In addition to providing a seven year term of market exclusivity for SGX301 upon final FDA approval, orphan drug designation also positions Soligenix to be able to leverage a wide range of financial and regulatory benefits, including government grants for conducting clinical trials, waiver of expensive FDA user fees for the potential submission of a New Drug Application for SGX301, and certain tax credits.

About Soligenix, Inc.

Soligenix, Inc. is a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense. Soligenix is developing proprietary formulations of oral BDP (beclomethasone 17,21-dipropionate) for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203), acute radiation enteritis (SGX201) and chronic Graft-versus-Host disease (orBec®), as well as developing its novel innate defense regulator (IDR) technology SGX942 for the treatment of oral mucositis.

3

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government’s Strategic National Stockpile. Soligenix’s biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Diseases (NIAID) grant supporting development of Soligenix’s new vaccine heat stabilization technology known as ThermoVax™. Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) under a BARDA contract award valued up to $26.3 million and a NIAID contract award valued up to $6.4 million. OrbeShield™ has previously demonstrated statistically significant preclinical survival results in a canine model of GI ARS funded by the NIAID. Additionally, Soligenix has an exclusive worldwide collaboration with Intrexon Corporation (NYSE: XON) focused on the joint development of a treatment for Melioidosis, a high priority biothreat and an area of unmet medical need.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment. Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA

Acting Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, NJ 0854

4